Exhibit 10.1

Article I. NON-BINDING LETTER OF INTENT

This Letter of Intent (hereinafter “LOI”) is set forth on 21st day of January 2025 by and between:

1)	SYNC CAPITAL LIMITED a company incorporated in the UK, with registered company number 10519029, with its headquarter offices at Unit 1 74 Back Church Lane, London, England, E1 1LX (hereinafter the “Seller”); and

2)	FDCTech INC, a company incorporated in the USA, with registered company number 81-1265459, with its headquarter offices at 200 Spectrum Drive, Suit 300, Irvine, 92618, California, USA (hereinafter the “Buyer”)

The Seller and the Buyer shall be collectively referred to as the “Parties” and individually the “Party”.

Article II. PREAMBLE:

A.	The Seller is the existing shareholder of 100% of the share capital (hereinafter the “Shares”) of ALCHEMY GLOBAL LTD, a company incorporated in Seychelles with registration number 8429852-1, duly authorized by the Financial Service Authority (hereinafter the “FSA”) under license number SD136 to provide securities dealer services (hereinafter the “Company”).

B.	The Buyer wishes to purchase the Shares of the Company from the Seller and the Seller wishes to sell the Shares to the Buyer.

C.	The Parties agree to enter into this LOI in order to outline the principal terms and conditions whereby the Buyer would purchase the Shares from the Sellers (hereinafter the “Transaction”).

Article III. IT IS HEREBY AGREED AS FOLLOWS:

1.	The Buyer proposes to purchase the shares of the Company for a Purchase Price which consists of the following:

1.1.	Own Funds Capital, and

1.2.	$US2,000,000 minus the Own Funds Capital which will be the defined as the premium (the “Premium”).

2.	Payment Schedule: The payment for the Shares of the Company shall be made as following, the Buyer shall pay off in cash the Own Funds Capital of the Company and the Premium within 3 months as of the Change of Control, for the removal of any doubt, the Buyer has the sole right to substate the whole cash payment or any part of it, with the shares of the Buyer and which will amount to the same value.

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3.	Expenses and Maintenance Fees: The Buyer shall be responsible for all the expenses and/ or related costs for the ordinary running of the business and maintenance of the license of the Company in the amount of $US40,000 or less as applicable for the period commencing from 3 months after the execution date of the relevant SPA (hereinafter each being the “Closing Date”) until the respective approvals (or rejections) of FSA for the acquisition of the 100% of the Shares of the Company by the Buyer (hereinafter each being the “Interim Period”).

4.	Normal Operations of the Business: During the Transitional Period, the Parties will operate the business in the ordinary course.

5.	Assignment: The Parties hereby agree that neither of the Parties shall have the right to assign or otherwise transfer its rights of this LOI without the prior written consent of the other Party which will not be unreasonable withheld

6.	NON-Binding: This LOI is a good faith expression of the mutual intent of the Parties to consummate the proposed Transaction herein but is not binding on either Party. The Parties agree to a mutual execution of a definitive SPA which will adopt the terms contemplated in this LOI in full and in more detailed description, within 45 (forty-five) days from the date of execution of this LOI by both Parties, provided that all the provisions of this LOI are affected and the results of the due diligence are accepted by the Buyer.

7.	Exclusivity (No Shop) and Confidentiality Agreement: The Sellers agree not to offer the Company to any other potential buyer for a period of 45 (forty-five) days from the date of execution of this LOI by both Parties, during which period the Buyer will perform a due diligence on the Company and then will examine the results of the said and therefore, eventually a final SPA will be signed between the Parties.

The Parties agree that within 45 (forty-five) days from the date of this LOI, provided that all the provisions of this LOI are affected and the results of the due diligence are accepted by the Buyer, the Parties will be bound and will proceed with the Transaction with no undue delay. Both Parties agree to refrain from providing any information concerning the Transaction contemplated herein to any third party and to keep any information concerning the Transaction strictly confidential. Notwithstanding anything to the contrary, the Parties agree to only provide information to other parties on a “need to know” basis, in order to facilitate a timely closing of the Transaction. The provisions of this section are legally binding on both Parties to this letter.

8.	Representations, Warranties and Indemnities: The Parties represent and warrant that they have or have received the necessary authority to enter into this LOI and that if the provisions of this LOI are met, a definitive SPA will be signed by the Parties.

9.	Governing Law and Jurisdiction: This LOI and any dispute or claim (including non- contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of Seychelles. Each Party irrevocably agrees that the courts of Seychelles, shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this LOI or its subject matter or formation.

10.	Counterparts: This LOI may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.	Variation/ Assignment: No variation and/or assignment of this LOI shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

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Article IV. THE SELLER

(Sign.)
Name:	Gope Kundnani For and on behalf of

SYNC CAPITAL LIMITED
Date: January 21, 2025

Article V. THE BUYER

(Sign.)
Name:	Mitchell Eaglestein For and on behalf of FDCTech INC

Date: January 21, 2025

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